Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

OPTION THERAPEUTICS INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Equity	Class A common stock, $0.001 par per share	(1)	457(a)	2,395,833	$12.00	$28,749,996.00	0.0001381	$3,970.37

Total Offering Amounts:							$28,749,996.00		3,970.37
Total Fees Previously Paid:									3,970.37
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2) Includes 312,500 additional shares that the underwriters have the option to purchase to cover over-allotments, if any.
(3) Pursuant to Rule 416 under the Securities Act, the securities registered hereby include an indeterminate number of additional securities as may become issuable by reason of share splits, share dividends, recapitalizations or similar transactions from time to time.